                                                                                Exhibit 10.1

                     Steve Sheehan
               Senior Vice President
               Human Resources

February 27, 2008

Alex Stachtiaris
Senior Vice President,
Global Business Services
81 Wyman Street
Waltham, MA  02454

Dear Alex,

Congratulations on your appointment to Senior Vice President, Global Business Services. You have been elected as an Executive Officer of Thermo Fisher Scientific. This position reports directly to the CEO and is based in Waltham, MA.

We both acknowledge and agree that your acceptance of this position cannot be used by you in the future as the basis for terminating your employment for "good reason" (as that term is defined in either the Fisher Scientific International Inc. 2005 Equity Incentive Plan or the Notice of Participation in the Fisher Scientific International Inc. Severance Plan for Key Employees that you previously received).

Since Thermo Fisher Scientific's standard policy does not provide for agreements guaranteeing employment for any specific period of time, this letter is not intended to be construed as an employment contract and your employment will therefore remain "at will."

Please acknowledge, sign and return a copy of this letter to me. In the interim, should you have any questions, please contact me.

Once again, congratulations on your appointment to this key position with Thermo Fisher Scientific.

Sincerely,

/s/ Steve Sheehan
Steve Sheehan

By:	/s/ Alex Stachtiaris	03/10/08
	Alex Stachtiaris	Date

81 Wyman Street	Waltham, MA	(781) 622-1000	www.thermofisher.com
Post Office Box 9046	02454-9046	(781) 622-1000 fax